EMPLOYMENT AND NON-COMPETE AGREEMENT

        This Employment and Non-Compete Agreement is made as of March __, 2005, between HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the "Company"); and John Rush, M.D. ("Employee"). The Company and Employee agree as follows:

        1.     Employment. The Company agrees to employ Employee and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on April 1, 2005 (“Commencement Date”) and ending upon termination pursuant to Section 4 (the “Employment Period”).

        2.     Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company as described in Section 5 and not to disclose or use Confidential Information of the Company as described in Section 6, the Company hereby agrees to provide the following to Employee:

                (a)     During the first year of the Employment Period, the Company will pay Employee a gross salary at the annual rate of $330,000.00, net of all applicable payroll taxes and other normal deductions (the “Base Salary”), payable at the bi-weekly gross rate of $12,692.30. Employee’s Base Salary may be adjusted annually in January of each year based on an annual performance salary review as determined in the reasonable discretion of the Company’s Board of Directors or a committee thereof. Employee also shall be entitled to (i) an automobile allowance in the amount of Seven Hundred Dollars ($700.00) per month and one (1) parking space in the parking garage at the Company’s headquarters in Bethesda, Maryland, and (ii) vacation, sick leave and medical and other benefits that are consistent with those received by other similarly-situated senior executives of the Company as determined in the sole discretion of the Company’s Board of Directors.

                (b)     Within thirty (30) days after the commencement of Employee’s employment with the Company, Employee shall receive a lump sum cash payment in the gross amount of Thirty-Five Thousand Dollars ($35,000.00), net of applicable payroll taxes and other normal deductions (“Payment”). The Payment shall be evidenced by a one (1) year forgivable promissory note (the “Note”) to be executed prior to or at the time of receipt of the Payment, which Note shall be forgiven upon the first to occur of (i) the termination of Employee’s employment with the Company upon Employee’s death or permanent disability under Section 4(a), without Cause under Section 4(d) or for Good Reason under Section 4(e); or (ii) if Employee remains continuously employed by the Company for a period of at least one (1) year following the Commencement Date, all as further set forth in the Note. In the event Employee’s employment is terminated prior to the one-year anniversary of the Commencement Date for a reason other than upon Employee’s death or permanent disability under Section 4(a), without Cause under Section 4(d) or for Good Reason under Section 4(e), then the Note shall become immediately due and payable upon such termination, as further set forth in the Note.

                (c)     Employee shall also be eligible to receive cash bonus compensation (the “Bonus”) for each full calendar year during the Employment Period and for the pro-rated portion of 2005 during which Employee is employed by the Company. Employee’s target Bonus (“Target Bonus”) is fifty percent (50%) of the Base Salary and is contingent on the Employee meeting certain performance criteria and the Company achieving certain year-end financial criteria, and, in the event Employee exceeds certain performance criteria and the Company exceeds certain year-end financial criteria, Employee’s maximum Bonus (“Maximum Bonus”) is one hundred percent (100%) of the Base Salary, all to be determined in the reasonable discretion of the Company’s Board of Directors and its Compensation Committee. The Employee shall be entitled to such increases in the Target Bonus and the Maximum Bonus during the Employment Period as shall be determined and approved by the Compensation Committee of the Company’s Board of Directors, in its sole discretion, taking into account the performance of the Company and the Employee and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company. Notwithstanding the foregoing, in the event that the Employee or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors of the Company and its Compensation Committee may, in their reasonable discretion, decline to award any Bonus to Employee.

                (d)     On the third (3rd) business day following the Commencement Date, Employee shall receive 10,000 restricted shares of stock of the Company. On the first annual anniversary of the Commencement Date, Employee will receive an additional 10,000 restricted shares of stock of the Company. In addition to the foregoing grants of restricted shares of stock, Employee may have the opportunity to receive options to purchase stock or restricted shares of stock of the Company in a manner consistent with any stock option or restricted share plan adopted by the Company. The determination as to the amount of additional stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of the Company or a committee thereof. All grants of restricted shares of stock of the Company or options to purchase stock of the Company shall be governed by the applicable plans of the Company with respect to such stock.

                (e)     Employee shall receive the relocation benefits set forth in the Executive Relocation Program, consistent with the relocation policies and procedures of the Company for executives, as previously disclosed by the Company to Employee.

        3.    Services. During the Employment Period, Employee agrees (i) to devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to serve as the Company’s Chief Medical Officer and render such services as the Company may from time to time direct; provided, however, that Employee recognizes and agrees that the Company may change Employee’s job description as set forth in this Section 3 as a result of a good faith restructuring of the Company’s operations; and (iii) that Employee will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company.

        4.    Termination. The Employment Period will continue from the Commencement Date until terminated by Employee’s death or permanent disability which renders the Employee unable to perform Employee’s duties hereunder (as determined by the Company in its good faith judgment); Employee’s resignation upon prior written notice to the Company of sixty (60) days; the Company for Cause; the Company without Cause upon prior notice to Employee of thirty (30) days; or Employee for Good Reason upon prior written notice to the Company of sixty (60) days. For purposes of this Section 4, “Cause” shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee or (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company. For purposes of this Section 4, “Good Reason” shall mean any act by the Board of Directors of the Company that, within six (6) months following a Change in Control, materially reduces (A) the scope of Employee’s position and duties with the Company without Employee’s consent or (B) the Base Salary set forth in Section 2(a) or the Target Bonus set forth in Section 2(c) (as distinguished from the Bonus payments received thereunder), with Employee being required to give written notice to terminate Employee’s employment with the Company within six (6) months following such Change in Control in order for the termination to be considered for Good Reason.

        5.    Non-Compete.

                (a)     In the event the Employment Period is terminated under Section 4(b) or Section 4(c), then this Section 5 will apply to Employee. In the event the Employment Period is otherwise terminated, such as without Cause, then no part of this Section 5 will apply to Employee.

                (b)     Employee recognizes and acknowledges that by virtue of accepting employment as a senior executive of the Company hereunder, Employee will have access to and will acquire valuable training and highly specialized knowledge, enhance Employee’s professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company. In consideration of the foregoing and this employment contract, Employee agrees that during the Employment Period and for two (2) years thereafter (the “Non-Compete Period”), Employee will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any Business at any location within the continental United States of America; nor shall Employee solicit any other Person to engage in any of the foregoing activities or knowingly request, induce or attempt to influence any Company Patient, Company Referral Source or Company supplier to curtail any business they are currently, or within the thirty-six (36) month period ending on the earlier of the termination of the Employment Period or the then current date have been, transacting with the Company (the “Non-Compete”). Nothing herein will prevent Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in the Business and which is publicly traded, so long as Employee has no participation in the business of such corporation. Furthermore, during the Non-Compete Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any Company Employee to leave the employment of the Company. Employee agrees that the restraint imposed under this Section 5 is reasonable and not unduly harsh or oppressive.

                (c)     If, at the time of enforcement of any provision of Section 5(b), a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Employee agree that the maximum period, scope or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

                (d)     Since a material purpose of this Agreement is to protect the Company’s investment in the Employee and to secure the benefits of Employee’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 5. Therefore, in the event of a breach by Employee of any of the provisions of this Section 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

        6.    Confidential Information. Employee acknowledges that the information, product specifications, service specifications, manufacturing procedures, technology, designs, know-how, research and development programs, sales methods, sales levels and quantities, costs, margins, customer usages and requirements, computer programs, data and trade secrets (collectively, “Confidential Information”) obtained by Employee during the course of Employee’s performance under this Agreement, and previously if Employee has already been an employee of the Company, concerning the business or affairs of the Company are the property of the Company. For purposes of this Agreement, “trade secret” means information of the Company, including any formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company to maintain its secrecy that are reasonable under the circumstances, including but not limited to: (a) techniques, plans and materials used by the Company, (b) marketing methods and strategies employed by the Company, and (c) all lists of past, present or prospective patients, customers, referral sources and suppliers of the Company. Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee’s own account any of such Confidential Information without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act or become known to Employee lawfully outside the scope of Employee’s employment under this Agreement. Employee agrees to deliver to the Company at the termination of Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other items and documents (and copies thereof) relating to the business of the Company which Employee may then possess or have under Employee’s control.

        7.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company:	Vice President, Human Resources Hanger Orthopedic Group, Inc. Two Bethesda Metro Center, Suite 1200 Bethesda, Maryland 20814

To Employee:	John Rush, M.D. 10260 Longview Drive Lone Tree, Colorado 80124-9774

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

        8.    Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors and assigns. Employee may not assign Employee’s rights or delegate Employee’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Employee to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Maryland. All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 5 or Section 6 of this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

        9.    Severance.

                (a)     In the event that Employee’s employment with the Company is terminated under Section 4(a), Section 4(b) or Section 4(c), Employee shall receive no severance payments or salary continuation whatsoever.

                (b)     In the event Employee’s employment with the Company is terminated under Section 4(d) or Section 4(e), then the Company shall provide Employee with salary continuation in a total aggregate amount equal to one (1) year of Employee’s Base Salary at the time of termination of the Employment Period to be paid out in equal installments over the twelve (12) month period following the termination of the Employment Period.

                (c)     Provided (i) Employee remains continuously employed by the Company through the fifth (5th) annual anniversary of the Commencement Date (“Fifth Anniversary”); and (ii) Employee has not been offered the position of CEO of the Company prior to the Fifth Anniversary (with the parties agreeing that any offer of the CEO position may provide for Employee to actually become CEO on a date following the Fifth Anniversary), Employee shall have a one-time right, during the six (6) month period commencing on the Fifth Anniversary, to voluntarily resign from his position with the Company pursuant to Section 4(b), in which case Employee shall receive (A) salary continuation in a total aggregate amount equal to eighteen (18) months of Employee’s Base Salary at the time of termination of the Employment Period to be paid out in equal installments over the eighteen (18) month period following the termination of the Employment Period; and (B) an amount equal to the average of the annual Bonus received by Employee pursuant to Section 2(c) over the then preceding three (3) year period, multiplied by one and one half (1.5), with such amount also to be paid out in equal installments over the eighteen (18) month period following the termination of the Employment Period.

                (d)     Notwithstanding anything herein to the contrary, each of the following shall, without limiting any other remedies available to the Company, be considered a breach of this Agreement completely relieving the Company of any obligations due or owing at any time to Employee under this Section 9: (i) the failure of Employee to use his best efforts to ensure a smooth transition to Employee’s successor; (ii) the breach by Employee of any of the provisions of Section 5, if applicable, and/or Section 6; or (iii) any act of directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) owning, managing, controlling, participating in, consulting with, advertising on behalf of, rendering services for or in any manner engaging in any Business, it being understood that Employee shall be entitled to engage in such acts in a manner that does not violate the provisions of Section 5, if applicable, and/or or Section 6 but shall forfeit his right to the payments under this Section 9 as a result thereof. Nothing in this Section 9 shall preclude the Company from exercising any rights or remedies available to it at law or in equity.

        10.    Definitions.

                (a)    “Business” shall mean any competitive business of fabricating, distributing, wholesaling or retailing of orthotics or prosthetics, or the operation of clinics to fit patients for orthotics or prosthetics, or any other related orthotic or prosthetic businesses in which the Company is engaged during and at the expiration of the Employment Period, specifically including, without limitation, the formation and/or operation of comprehensive managed care organizations providing healthcare company clients with customized, national networks of orthotics and/or prosthetics patient-care and accountable healthcare services, including through dedication to clinical outcomes, science-based guidelines, sound medical reasoning and efficient system solutions designed to help reduce administrative expense.

                (b)     A “Change in Control” shall be deemed to exist if:

                         (i)     a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than Employee or a group including Employee), either (1) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (2) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

                          (ii)     Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors of the Company; or

                          (iii)     the Company disposes of all or substantially all of the business of the Company to a party or parties other than a Permitted Transferee pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

                          (iv)     the Board of Directors of the Company approves the Company’s consolidation or merger with or into any other Person (other than a Permitted Transferee), or any other Person’s consolidation or merger with or into the Company, which results in all or part of the outstanding shares of stock of the Company being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

                (c)     The “Company”shall include the Company and any other past, present or future direct or indirect subsidiaries of the Company (including subsidiaries of subsidiaries).

                (d)    “Company Employee”shall mean any Person who is an employee of the Company at any time during the twenty-four (24) month period ending on the earlier of the termination of the Employment Period or the then current date.

                (e)    “Company Patient” shall mean any Person who is a patient or customer of the Company at any time during the thirty-six (36) month period ending on the earlier of the termination of the Employment Period or the then current date.

                (f)    “Company Referral Source” shall mean any Person who has been a referral source of the Company at any time during the thirty-six (36) month period ending on the earlier of the termination of the Employment Period or the then current date.

                (g)    “Continuing Director” shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors of the Company on the date of this Agreement or who subsequently became a member of the Board of Directors of the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

                (h)    “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

                (i)    “Permitted Transferee”shall mean (a) any successor by merger or consolidation to the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of the Company’s or any Permitted Transferee’s assets; (c) any parent or subsidiary corporation of the Company; and (d) any lender to (i) the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of the Company or of any Permitted Transferee.

        11.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[ The next page is the signature page. ]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:
____________________________________	_________________________________
Name: John Rush, M.D.
Attest (Seal):	HANGER ORTHOPEDIC GROUP, INC.
By: ________________________________	By: ______________________________
Jason P. Owen, Secretary	Ivan R. Sabel, CEO

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